This Agreement ("Agreement") is made and entered into as of the 27th day of March, 2023 (the "Effective Date"), by and between MC Capital Holdings LLC, a Delaware limited liability company with its principal place of business at 19900 MacArthur Blvd. Suite 665, Irvine CA 92612, USA ("Marketing Company"), and Sekur Private Data Ltd., a British Columbia corporation with its principal place of business at First Canadian Place, 100 King Street West, Suite 5600, Toronto, ON, Canada ("Client").

WHEREAS, Client is engaged in the business of providing private and secure email, messaging, and VPN services;

WHEREAS, Marketing Company is engaged in the business of providing marketing services, including, but not limited to, social media advertising, Meta suite, Google Adwords, and search engine optimization;

WHEREAS, Client desires to engage Marketing Company to provide marketing services on the terms and conditions set forth herein; and

WHEREAS, Marketing Company desires to provide such marketing services to Client on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SERVICES AND SCOPE OF WORK

1.1. Marketing Company shall provide the following services to Client (the "Services"):

(a) Run Facebook, Instagram, and Google Ads for Client;

(b) Provide monthly Search Engine Optimization (SEO) services.

1.2. Marketing Company shall provide the Services in a professional, timely, and diligent manner, consistent with generally accepted industry standards for similar services.

2. FEES AND PAYMENT TERMS

2.1. Monthly Fees: Client shall pay Marketing Company a fee of USD $10,000 per month for the Services (the "Monthly Fee"). The Monthly Fee shall be payable in

advance on the first day of each month or upon signing of this Agreement. The first Monthly fee shall start in April 2023.

2.2. Stock Options Compensation:

Please note: In all cases, all stock options shall be issued at a strike price of previous day's closing at time of issuance, in accordance with CSE (Canadian Securities Exchange) regulations. All stock options shall be submitted to a Board of Directors vote in accordance with CSE rules. The Options shall be exercisable in full immediately after issuance. All options shall be valid for exercise for a period of 12 months from the date of each issuance.

(a) From March 27th to August 31, 2023, Client shall issue to Marketing Company, a minimum of 50,000 stock options per month (the "Options"). Options shall continue to be issued monthly, unless section (c) below applies, or unless Client cancels Services within 30 days' notice any time after August 31, 2023.

(b) Once the Customer Acquisition Cost (CAC) reaches and maintains USD $100 or less, Client shall issue to Marketing Company 100,000 Options per month. Should the CAC be above USD 100, the number of Options issued shall remain at 50,000 per month.

(c) Should the CAC reach USD 65 or under, Client shall issue to Marketing Company 150,000 Options per month and the contract shall be renewable for a one-time minimum additional 90-day period. Cancellation of the contract after August 31, 2023, will require 30 days' written notice. The client shall have the right to no longer issue Options once CAC reaches at or below USD 65 for a period of 90 days. At that point, Client will have the option to pay platform fees in addition to the regular Service fees for a total of USD 17,000 per month for as long as the contract lasts.

d) Media Management fees for May 2023 to mid-September 2023 shall be paid by issuance of 350,000 shares of Sekur Private Data Ltd. For all of 2024 (January to December inclusive), out of the US$10,000/month fee for SEO management, 3,000US$/month shall be paid in shares via issuance of 350,000 shares of Sekur Private Data Ltd. the total to be issued shall be 700,000 shares.

3. TERM AND TERMINATION

3.1. This Agreement shall commence on the Effective Date and continue in full force and effect until August 31, 2023, and renew for automatic 30-day periods, unless earlier terminated in accordance with the provisions herein.

3.2. Either party may terminate this Agreement upon 30 days' written notice to the other party in the event of a material breach by the other party that remains uncured after the expiration of the 30-day notice period.

4. CONFIDENTIALITY

4.1. Both parties agree to keep confidential and not to disclose to any third party, any proprietary or confidential information received from the other party during the term of this Agreement or in connection with the provision or receipt of the Services, except as required by law or as necessary to perform their respective obligations under this Agreement.

5. INDEPENDENT CONTRACTOR

5.1. Marketing Company is an independent contractor and not an employee, agent, or partner of Client. Nothing in this Agreement shall be construed to create an employment, agency, or partnership relationship between the parties.

6. MISCELLANEOUS

6.1. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

6.2. This Agreement may be amended, modified, or supplemented only by a written instrument executed by both parties.

6.3. This Agreement shall be governed by and construed in accordance with the laws of the [State], without regard to its conflicts of law principles. Any disputes arising out of or relating to this Agreement shall be resolved exclusively in the state or federal courts located in [County], [State], and the parties hereby consent to the personal jurisdiction of such courts.

6.4. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect.

6.5. Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party, except that Client may assign this Agreement to an affiliate or successor in interest in connection with a merger, acquisition, or sale of substantially all of its assets.

6.6. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by email with confirmation of receipt, or (c) sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses of the parties set forth at the beginning of this Agreement or to such other address as either party may designate by notice to the other party.

6.7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be deemed valid and binding upon the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MC Capital LLC By: DocuSigned by: Matt Colletta BEA52D3F08EE40F... Matt Colletta, Co-Founder

MC Capital LLC By: DocuSigned by: Jonas Muthoni A83180C748334D8... Jonas Muthoni, Co-Founder

Sekur Private Data Ltd. By: DocuSigned by: Alain Ghiai C2CFC9FDF7A445D... Alain Ghiai, CEO